Exhibit 3.2(e)

CERTIFICATE REGARDING ADOPTION OF AN
AMENDMENT TO SECTION 2.01 OF
PEOPLES BANCORP INC.’S
CODE OF REGULATIONS BY THE
SHAREHOLDERS ON APRIL 22, 2010

         The undersigned hereby certifies that she is the duly elected, qualified and acting Corporate Secretary of Peoples Bancorp Inc., an Ohio corporation (the “Corporation”); that the Annual Meeting of the Shareholders (the “Annual Meeting”) of the Corporation was duly called and held on April 22, 2010, at which Annual Meeting a quorum of the shareholders of the Corporation was at all times present in person or by proxy; and that the shareholders of the Corporation duly adopted, by the affirmation vote of the holders of common shares entitling them to exercise more than a majority of the voting power of the Corporation, the amendment to Section 2.01 of the Code of Regulations of the Corporation set forth on Annex 1 attached hereto and incorporated herein by this reference.

         IN WITNESS WHEREOF, the undersigned Corporate Secretary of Peoples Bancorp Inc., acting for and on behalf of the Corporation, has hereunto set her hand this 23rd day of July, 2010.

                                                                                                                                                                                                                By: /s/  RHONDA L. MEARS
                                                                                                                                                                                                                              Rhonda L. Mears, Corporate Secretary

Annex 1

Section 2.01. Authority and Qualifications.

Except where the law, the Articles or the Regulations otherwise provide, all authority of the corporation shall be vested in and exercised by its directors.  Directors must be shareholders of the corporation.

No person shall be eligible to be elected as a director unless he shall be in the position of chief executive officer or active leadership within his business or professional interest which shall be located within the geographic area in which the corporation or any of its subsidiaries operate or do business or shall serve as an executive officer of the corporation or any of its subsidiaries; except that this qualification shall not apply to a person elected as an initial director of the corporation.  Any person nominated by the directors of the corporation for election as a director shall conclusively be deemed, for all corporate purposes, to have all of the qualifications required by this Section 2.01, other than the required ownership of shares of the corporation.  A director shall not be eligible for nomination and re-election as a director of the corporation after five years after such person’s executive or leadership position within his business or professional interest which qualifies such person as a director of the corporation terminates; provided, however, that such five-year limitation shall not be applicable to a person who retires as chairman of the board or chief executive officer of the corporation.  When a person's eligibility as a director of the corporation terminates, whether because of change in share ownership, position or residency, such person shall submit his resignation as a director effective at the pleasure of the board; provided, however, that in no event shall such person be nominated and re-elected as a director.